UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 31, 2010
DIAMOND FOODS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

600 Montgomery Street, 17th Floor
San Francisco, California	94111

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 445-7444
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On March 31, 2010, Diamond Foods, Inc. (“Company”) completed its previously-announced acquisition of Kettle Foods (“Kettle Foods acquisition”), pursuant to the Agreement Relating to the Sale and Purchase of the Issued CPECS and Entire Issued Share Capital of Lion/Stove Luxembourg Investment 2 S.à r.l. (“Purchase Agreement”) dated February 25, 2010, between the Company, DFKA Ltd, a wholly-owned subsidiary of the Company (“DFKA”), and Lion/Stove Luxembourg Investment S.à r.l. (“Seller”). DFKA acquired all of the issued share capital of Lion/Stove Luxembourg Investment 2 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, which is the holding company for Kettle Foods. The aggregate purchase price was $615 million, subject to certain adjustments. The acquisition consideration was financed through a combination of debt and the proceeds of an offering of the Company’s common stock.
     In connection with the completion of the acquisition, the Company incurred indebtedness of $576 million under its previously-disclosed Credit Agreement (“Credit Agreement”) among the Company, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Banc of America Securities LLC and Barclays Capital as Joint Lead Arrangers and Joint Book Managers. The indebtedness consists of $176 million under the Credit Agreement secured revolving credit facility (“Revolving Credit Facility”) and a $400 million term loan (“Term Loan,” and together with the Revolving Credit Facility, the “Secured Credit Facility”). The Term Loan is subject to quarterly amortization of principal, in the amount of $40 million per year, beginning in the fiscal quarter ending July 31, 2010. The remaining principal balance of the Term Loan, and any outstanding loans under the Revolving Credit Facility, must be repaid on the fifth anniversary of initial funding. The Term Loan is also subject to mandatory prepayment with the proceeds of our future equity and debt financings, asset sales in excess of $5 million per fiscal year, and “extraordinary receipts” (as defined in the Credit Agreement), and with 50% of our “excess cash flow” (as defined in the Credit Agreement). Borrowings under the Secured Credit Facility bear interest as follows: $6 million at the agent’s base rate and $570 million ($400 million under the Term Loan and $170 million under the Revolving Credit Facility) at the LIBOR Rate, as defined in the Secured Credit Facility, plus a margin for LIBOR loans ranging from 2.25% and 3.50%, based on our consolidated leverage ratio (defined as the ratio of our total debt to EBITDA). The Secured Credit Facility is secured by a security interest in all of our real and personal property, other than property held by certain non-U.S. subsidiaries, including the stock of our subsidiaries (limited to 66% of the stock in the case of certain non-U.S. subsidiaries). The Secured Credit Facility also provides for customary affirmative and negative covenants, including requirements that we maintain a maximum consolidated leverage ratio of not more than 4.75 to 1.00, reducing annually over the term of the facility to reach 3.25 to 1.00 on April 30, 2014, and a requirement that we maintain a minimum fixed charge coverage ratio (defined as EBITDA minus capital expenditures and cash tax payments, divided by the sum of our interest expense, principal payments and dividends) of 1.10 to 1.00 through October 30, 2012, 1.20 to 1.00 through October 30, 2013, and 1.25 to 1.00 through maturity.
     The Secured Credit Facility also contains covenants that restrict our ability to (1) incur liens on our property, (2) incur indebtedness (including guarantees and other contingent obligations), (3) make dispositions of assets, (4) acquire other companies and businesses, (5) make investments in companies that are not our subsidiaries and (6) make restricted payments, which could limit our ability to pay dividends.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above under Item 2.01 is hereby incorporated by reference in response to this Item 2.03.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit	Description
2.1
Agreement Relating to the Sale and Purchase of the Issued CPECS and Entire Issued Share Capital of Lion/Stove Luxembourg Investment 2 S.à r.l. dated February 25, 2010, between the Company, DFKA Ltd, a wholly-owned subsidiary of the Company, and Lion/Stove Luxembourg Investment S.à r.l. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K/A filed March 1, 2010).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.
Date: April 5, 2010	By:	/s/ Stephen E. Kim
		Name:	Stephen E. Kim
		Title:	Senior Vice President, General Counsel and Human Resources

INDEX TO EXHIBITS

Exhibit	Description
2.1
Agreement Relating to the Sale and Purchase of the Issued CPECS and Entire Issued Share Capital of Lion/Stove Luxembourg Investment 2 S.à r.l. dated February 25, 2010, between the Company, DFKA Ltd, a wholly-owned subsidiary of the Company, and Lion/Stove Luxembourg Investment S.à r.l. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K/A filed March 1, 2010).